UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by
     Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                            QUAD SYSTEMS CORPORATION
                (Name of Registrant as Specified In Its Charter)

                      ___________________________________
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          N/A

     (2)  Aggregate number of securities to which transaction applies:

          N/A

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          N/A

     (4)  Proposed maximum aggregate value of transaction:

          N/A

     (5)  Total fee paid:

          N/A

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:
     2)   Form, Schedule or Registration Statement No.:
     3)   Filing Party:
     4)   Date Filed:

                            Quad Systems Corporation

                2405 Maryland Road  Willow Grove, Pennsylvania 19090

                                   ----------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                      TO BE HELD ON TUESDAY, MARCH 9, 1999

                                  ----------

     The Annual Meeting of Stockholders (the "Meeting") of Quad Systems Corporation, a Delaware corporation (the "Company"), will be held on Tuesday, March 9, 1999 at 10:00 a.m., local time, at Williamson's Restaurant, Route 611 and Blair Mill Road, Horsham, Pennsylvania, for the following purposes:

     1. To elect four directors to hold office until the Annual Meeting of Stockholders in 2000 and until their respective successors are duly elected and qualified.

     2. To consider a proposed amendment to the Company's Employee Stock Purchase Plan (the "Plan") to increase the number of shares of Common Stock for which shares may be sold under the Plan from 150,000 to 300,000.

     3. To transact such other business as may properly come before the meeting and any and all adjournments and postponements thereof.

     The Board of Directors has fixed the close of business on January 11, 1999 as the record date for the meeting. Only stockholders of record at that time are entitled to notice of and to vote at the Meeting and any adjournment or postponement thereof.

     The enclosed proxy is solicited by the Board of Directors of the Company. Reference is made to the accompanying Proxy Statement for further information with respect to the business to be transacted at the meeting.

     A complete list of the stockholders entitled to vote at the Meeting will be open to the examination of any stockholder, for any purpose germane to the Meeting, during ordinary business hours, for a period of at least 10 days prior to the Meeting, at the principal executive offices of the Company, 2405 Maryland Road, Willow Grove, Pennsylvania 19090.

     The Board of Directors urges you to date, sign and return the enclosed proxy promptly. The return of the enclosed proxy will not affect your right to vote in person if you do attend the meeting.

                                        By Order of the Board of Directors,

                                        ROBERT P. PINKAS
                                        Secretary

February 3, 1999

                            Quad Systems Corporation

                2405 Maryland Road  Willow Grove, Pennsylvania 19090


                                   ----------

                                 PROXY STATEMENT

                                   ----------


                               GENERAL INFORMATION

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Quad Systems Corporation, a Delaware corporation (the "Company"), in connection with the Company's Annual Meeting of Stockholders (the "Meeting"), which is scheduled to be held at 10:00 a.m., local time, on Tuesday, March 9, 1999, at Williamson's Restaurant, Route 611 and Blair Mill Road, Horsham, Pennsylvania, for the purposes set forth in the accompanying notice of the Meeting. This Proxy Statement, the foregoing notice and the enclosed proxy are being sent to stockholders on or about February 3, 1999.

     The Board of Directors knows of no matters that are likely to be brought before the Meeting, other than the matters specifically referred to in the notice of the Meeting. If any other matter properly comes before the Meeting, however, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters. If the enclosed proxy is properly executed and returned prior to voting at the Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. In the absence of instructions, executed proxies will be voted "FOR" the four nominees of the Board of Directors for election as directors, and "FOR" the proposed amendment to the Company's Employee Stock Purchase Plan.

     Any proxy may be revoked at any time prior to its exercise by notifying the Secretary of the Company in writing, by delivering a duly executed proxy bearing a later date, or by attending the Meeting and voting in person.


                    VOTING SECURITIES AND SECURITY OWNERSHIP

Voting Securities

     At the close of business on January 11, 1999, the record date fixed for the determination of stockholders entitled to notice of and to vote at the Meeting, there were outstanding 4,414,091 shares of the Company's Common Stock, $.03 par value ("Common Stock"). Each stockholder of record at the close of business on January 11, 1999 is entitled to one vote for each share held. The presence at the meeting, in person or by proxy, of stockholders entitled to cast at least a majority of the votes that all stockholders are entitled to cast will constitute a quorum for the Meeting.

Security Ownership of Management and Principal Stockholders

     The table below sets forth certain information as of January 18, 1999 regarding the beneficial ownership (as defined in regulations issued by the Securities and Exchange Commission) of Common Stock of (i) each director and executive officer of the Company; (ii) each nominee for director; (iii) all directors and executive officers as a group; and (iv) each person known to the Company to own beneficially 5% or more of the outstanding Common Stock. Unless otherwise specified, the named beneficial owner has sole voting and investment power. The information in the table below was furnished by the owners listed. Shares issuable pursuant to the exercise of stock options are included in the table below if such options are currently exercisable or exercisable by March 19, 1999 (60 days after the date above).

                                              Number        Percent
Name                                         of Shares      of Class
----                                         ---------      --------

Anthony R. Drury(1)                           83,833         1.8%
Vahram V. Erdekian(1)                         38,000         *
William M. Pease, Jr.                            150         *
Robert P. Pinkas(1)                           40,890         *
Craig C. Ramsey(1)                             6,855         *
Lorin J. Randall(1)                           34,338         *
Theodore J. Shoneck(1)                         4,000         *
David H. Young(1)                             48,000         1.1%
All Directors and Executive Officers
  as a group(1) (8 persons)                  256,066         5.6%

Dimensional Fund Advisors Inc.(2, 3)
  1299 Ocean Avenue, 11th Floor
  Santa Monica, CA 90401                     304,200         6.9%

Equitable Asset Management, Inc.(3)
  800 Nashville City Center
  511 Union Street
  Nashville, TN 37219                        232,450         5.3%

----------

*    Less than 1%.

1. The amounts shown include shares covered by options exercisable within 60 days of January 18, 1999, as follows: 66,050 shares, Mr. Drury; 33,000 shares, Mr. Erdekian; 6,000 shares each, Messrs. Pinkas, Randall and Young; 3,667 shares, Mr. Ramsey; 4,000 shares, Mr. Shoneck; and 124,717 shares, all directors and executive officers as a group.

2. Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, of the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional serves as investment manager.

3. Based solely on information contained in filings with the Securities and Exchange Commission pursuant to Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended.

                             ELECTION OF DIRECTORS

Nominees for Election

     At the Meeting, the stockholders will elect four directors to hold office until the Annual Meeting of Stockholders in 2000 and until their respective successors are duly elected and qualified. Unless contrary instructions are given, the shares represented by a properly executed proxy will be voted "FOR" the election of the following nominees: Vahram V. Erdekian, Robert P. Pinkas, Lorin J. Randall and David H. Young. All of the nominees are currently members of the Company's Board of Directors.

     The Board of Directors believes that the nominees will be able to serve as directors. If any nominee is unable to serve, the persons named in the enclosed proxy will vote the shares they represent for the election of such other persons as the Board of Directors may recommend, unless the Board of Directors reduces the number of directors.

     Directors will be elected by a plurality of votes cast. Abstentions and broker non-votes are not treated as votes cast, and thus are not the equivalent of votes against.

     Set forth below is certain information concerning the nominees for election as directors:

                                       Director
Name                          Age       Since       Position with the Company
----                          ---       -----       -------------------------

Vahram V. Erdekian(1)         50        1996        Director
Robert P. Pinkas(1)           45        1982        Director, Secretary
Lorin J. Randall(2)           55        1988        Director
David H. Young(2)             51        1980        Director

----------

1. Member of Audit Committee.

2. Member of Stock Option and Compensation Committee.

     Mr. Erdekian has served on the Board of Directors of the Company since July 1996. Since October 1998, he has been the Vice President, Strategic Account Management of Solectron Corporation. From January 1998 until October 1998, Mr. Erdekian was the Vice President, Mergers and Acquisitions of Bay Networks, Inc. ("Bay Networks"). From October 1996 until January 1998, he was Vice President, Worldwide Manufacturing Operations of Bay Networks. From October 1994 until October 1996, he was Vice President, Manufacturing Product Operations of Bay Networks. From September 1993 until October 1994, Mr. Erdekian was the Vice President, Manufacturing Operations of Wellfleet Communications, which merged with Synoptics Corporation to form Bay Networks in August 1994. Prior to September 1993, he was an operations consultant to private and public corporations.

     Mr. Pinkas has served on the Board of Directors of the Company since 1982. Mr. Pinkas has been a general partner of Brantley Venture Partners, L.P. a venture capital firm, for more than ten years. Since August 1996, Mr. Pinkas has also been a general partner of Brantley Venture Management, L.P. Mr. Pinkas is also a director of Gliatech, Inc., Pediatric Services of America, Inc., Medirisk, Inc. and Waterlink, Inc. Since November 1996, Mr. Pinkas has also been the Chairman of the Board, Chief Executive Officer, Treasurer and Director of Brantley Capital Corporation. Mr. Pinkas was the Company's Treasurer from March 1982 until October 1987.

     Mr. Randall has served on the Board of Directors of the Company since January 1988. Since January 1995, he has been the Vice President, Finance and Chief Financial Officer of CFM Technologies, Inc. From May 1994 until June 1995, Mr. Randall was the President and Chief Executive Officer of Greenwich Pharmaceuticals Incorporated ("GPI") (now known as Boston Life Sciences, Inc.). From September 1991 until May 1994, he was the Chief Financial Officer and Vice President of GPI. Mr. Randall was Quad's President and Chief Executive Officer from August 1988 until January 1990 and was the Company's Vice President, Operations and Chief Financial Officer from May 1985 until July 1988.

     Mr. Young is the founder of the Company and has served on the Company's Board of Directors since its inception. In March 1998, Mr. Young was elected Chairman of the Board. Mr. Young has been the President of Two Technologies, Inc., a company that manufactures hand-held computers, for more than five years. Mr. Young served as the Company's President from its inception until October 1985.

Meetings and Committees of the Board of Directors

     The Company has an Audit Committee and a Stock Option and Compensation Committee, but does not have an Executive Committee or a Nominating Committee.

     The Audit Committee, which held two meetings in the fiscal year ended September 30, 1998, consisted of Messrs. Randall and Young. The functions of the Audit Committee generally include reviewing with the Company's independent auditors the scope and results of their engagement and reviewing the adequacy of the Company's system of internal accounting controls.

     The Stock Option and Compensation Committee held seven meetings in the fiscal year ended September 30, 1998, which consisted of Messrs. Erdekian and Pinkas. The Stock Option and Compensation Committee is responsible for establishing salaries, bonuses and other compensation, including the grant of stock options under the Company's stock option plans.

     The Board of Directors held thirteen meetings in the fiscal year ended September 30, 1998.

Compensation of Directors

     Non-employee directors of the Company are paid a $1,000 fee for attending each meeting and a $250 fee for participating in each telephonic meeting of the Board of Directors. The directors are also reimbursed for their out-of-pocket expenses incurred in connection with the meetings. In addition, each non-employee director in office on each October 1 is paid a $5,000 retainer for services provided to the Company for the prior year or, to the extent such person did not so serve for the entire prior year, such retainer payment is made on a pro rata basis for the period served.

     Pursuant to the terms of the Company's 1993 Stock Option Plan (the "Plan"), as amended, each non-employee director, upon first being elected to the Board of Directors, is granted an option to purchase 6,000 shares of Common Stock, exercisable in three equal installments on the first three anniversary dates of the date of grant, at an exercise price equal to the fair market value of the shares on the date of grant. In addition, each such director receives a grant of 2,000 shares with an exercise price determined on the same basis, every year thereafter, which options become exercisable on the third anniversary of the date of grant.

     During fiscal 1998, the Company received consulting services from Vahram V. Erdekian, a director of the Company in the amount of approximately $100,000. In lieu of cash, the Company granted Mr. Erdekian 30,000 options at an exercise price of $4.50 for the purchase of Common Stock. As of September 30, 1998, the stock options were exercisable.

     To date, each of Messrs. Pinkas, Randall and Young has received, under the Plan, 12,000 options for their service as directors, at exercise prices ranging from $4.38 to $11.25 and Mr. Erdekian has received a total of 39,000 options for his services as a director, at exercise prices ranging from $2.19 to $10.00.

Employment Contracts and Termination of Employment Arrangement

     The Company and David W. Smith, former President and Chief Executive Officer, entered into a severance agreement dated March 31, 1998, as amended. The agreement provides for Mr. Smith to receive termination payments of $3,763.46 per week, less usual withholding, for a period of fifty-two weeks. The Company will also pay the cost of his coverage in the Company's group health and dental programs during the period in which payments are made less the usual employee contribution for coverage. In consideration of the above, Mr. Smith agreed to release and forever discharge the Company from any and all actions, charges or claims of any kind.

     On April 27, 1998, the Company entered into a letter agreement with Theodore J. Shoneck, covering the terms and conditions of Mr. Shoneck's employment as President and Chief Operating Officer. The agreement provides for a base salary of $170,000 per year, subject to annual review by the Stock Option and Compensation Committee (the "Committee") and eligibility for an annual bonus award at a target bonus level to be determined by the Committee in its sole discretion. Under the agreement, Mr. Shoneck also received a one-time stock option award to purchase an aggregate of 40,000 shares of the Company's Common Stock disclosed on page 7. In the event his employment is terminated at any time after a change in control (as defined in the employment agreement), Mr. Shoneck is entitled to severance equal to twelve months of base salary and Company benefits. If his employment is terminated by the Company at any time other than after a change of control, Mr. Shoneck is entitled to severance equal to thirty-six weeks of base salary including Company benefits, provided, however, that such amount shall be limited to twenty-four weeks if at any time during the period in which Mr. Shoneck is receiving severance, he commences full-time employment.

     On April 27, 1998, the Company entered into a letter agreement with Anthony
R. Drury, covering the terms and conditions of Mr. Drury's employment as Senior Vice President, Finance and Chief Financial Officer. The agreement provides for a base salary of $140,000 per year, subject to annual review by the Committee and eligibility for an annual bonus award at a target bonus level to be determined by the Committee in its sole discretion. Under the agreement, Mr. Drury also received a one-time stock option award to purchase an aggregate of 20,000 shares of the Company's Common Stock disclosed on page 7. In the event his employment is terminated at any time after a change in control (as defined in the employment agreement), Mr. Drury is entitled to severance equal to twelve months of base salary and Company benefits. If his employment is terminated by the Company at any time other than after a change of control, Mr. Drury is entitled to severance equal to thirty weeks of base salary including Company benefits, provided, however, that such amount shall be limited to twenty-four weeks if at any time during the period in which Mr. Drury is receiving severance, he commences full-time employment.

Compensation Committee Interlocks and Insider Participation

     Robert P. Pinkas, a member of the Company's Stock Option and Compensation Committee, was the Company's Treasurer from March 1982 until October 1987.

Certain Relationships and Related Transactions

     During fiscal 1998, the Company purchased from Two Technologies, Inc. ("Two Technologies") certain hand-held computers used in the Company's products. David
H. Young, a director of the Company, is the President of Two Technologies. The Company paid a total of $64,975. Also during fiscal 1998, Two Technologies purchased SMT process equipment from the Company in amounts totaling $158,038. The Company's transactions with Two Technologies were made at prices and on terms comparable to other arms'-length purchases and sales by the Company and the Company believes that such was also the case with respect to Two Technologies' transactions with the Company.

     During fiscal 1998, the Company received consulting services from Vahram V. Erdekian, a director of the Company in the amount of approximately $100,000. In lieu of cash, the Company granted Mr. Erdekian 30,000 options at an exercise price of $4.50 for the purchase of Common Stock. As of September 30, 1998, the stock options were exercisable.

                             EXECUTIVE COMPENSATION

     The following table sets forth certain information regarding compensation paid and accrued during each of the last three fiscal years to the Company's President and Chief Operating Officer and former President and Chief Executive Officer and each of the Company's three other executive officers during such periods whose salary and bonus exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                                 Long-Term
                                                    Annual Compensation     Compensation Awards
                                                    -------------------     -------------------
                                                                                Securities       All Other
Name and                                                                        Underlying     Compensation
Principal Position                   Year        Salary ($)      Bonus ($)      Options (#)      ($)(1)
------------------                   ----        ----------      ---------      -----------      ------

Theodore J.  Shoneck (2)             1998         121,924         48,000          67,000            850
  President and                      1997               -              -               -              -
  Chief Operating Officer            1996               -              -               -              -

David W. Smith (3)                   1998         197,582              -          10,000          1,000
  Former President and               1997         195,700         45,000          10,000          1,000
  Chief Executive Officer            1996         190,000        154,875          20,000          1,000

Anthony R. Drury                     1998         134,375         24,000          25,000          1,000
  Senior Vice President, Finance     1997         128,750         20,000           5,000          1,000
  and Chief Financial Officer        1996         125,000         88,500          10,000          1,000

Ian H. Henderson                     1998         100,800              -           4,000         10,080
  Senior Vice President,             1997          98,980         18,588           4,000          6,124
  European Operations                1996          80,828         12,507           7,000            674

Craig C. Ramsey (4)                  1998         101,000         12,500          10,785          1,000
  Senior Vice President,             1997         101,000         11,250           2,500          1,000
  Marketing                          1996          98,000         48,000           4,500          1,000

----------

(1) Consists of the Company's matching payments under its 401(k) Plan, except for Mr. Henderson for whom the amounts shown represent the Company's contribution under an English personal pension plan.

(2) Mr. Shoneck joined the Company in December 1997 and his annualized base salary was then expected to be approximately $128,000. Mr. Shoneck was named President and Chief Operating Officer in April 1998 and his base salary was increased to $170,000.

(3) Mr. Smith resigned from the Company in March 1998. His fiscal 1998 annual compensation includes severance of $90,323 and accrued vacation of $5,645.

(4) Mr. Ramsey was named Senior Vice President, Marketing in November 1998, subsequent to the Company's 1998 fiscal year end. Information is provided because his total annual salary and bonus exceeds $100,000.

Stock Option Grants

     The following table sets forth certain information with respect to individual grants of stock options during the fiscal year ended September 30, 1998, to the Company's President and Chief Operating Officer and former President and Chief Executive Officer and each of the Company's three other executive officers during such periods.

                       OPTION GRANTS IN LAST FISCAL YEAR


                                                                                                Potential Realizable Value
                                                                                                 at Assumed Annual Rates
                                                                                                of Stock Price Appreciation
                                                    Individual Grants                               for Option Term (1)
                              ------------------------------------------------------------      ----------------------------

                                 Number of       % of Total
                                 Securities       Options
                                Underlying       Granted to      Exercise or
                                  Options       Employees in     Base Price     Expiration
Name                           Granted (#)(2)    Fiscal Year       ($/SH)          Date            5% ($)          10% ($)
----                           --------------    -----------       ------          ----            ------          -------

Theodore J. Shoneck                20,000          4.6%           $ 5.375        12/18/07         $ 67,606        $171,327
                                    7,000          1.6%           $ 3.875         3/20/08         $ 17,059        $ 43,230
                                   40,000          9.2%           $ 4.500         4/27/08         $113,201        $286,874
                                   ------         ----                                            --------        --------
                                   67,000         15.5%                                           $197,866        $501,431

David W. Smith                     10,000          2.3%           $ 3.875        03/20/08         $ 24,370        $ 61,758

Anthony R. Drury                    5,000          1.2%           $ 3.875        03/20/08         $ 12,185        $ 30,879
                                   20,000          4.6%           $ 4.500        04/27/08         $ 56,601        $143,437
                                   ------         ----                                            --------        --------
                                   25,000          5.8%                                           $ 68,786        $174,316

Ian H. Henderson                    4,000          0.9%           $ 3.875        03/20/08         $  9,748        $ 24,703

Craig C. Ramsey                    10,785          2.5%           $ 3.875        03/20/08         $ 26,283        $ 66,605


----------

(1) Potential realizable value is based on the assumed annual growth rates compounded annually for the ten-year option term. The dollar amounts set forth under this heading are the result of calculations at the 5% and 10% assumed rates set by the Securities and Exchange Commission and are not intended to forecast possible future appreciation, if any, of the stock price of the Company.

(2) The options granted in December 1997 to Mr. Shoneck vest and become exercisable in five equal annual installments beginning one year after the date of grant. The remainder of the options listed above each vest and become exercisable in four equal annual installments beginning one year after the date of grant.

Stock Option Exercises and Holdings

     The following table sets forth information relating to options exercised during the fiscal year ended September 30, 1998 by the Company's President and Chief Operating Officer and former President and Chief Executive Officer and each of the Company's three other executive officers during the period and presents the value of unexercised options held by such individuals as of September 30, 1998.

    AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES


                                                                 Number of Unexercised              Value of Unexercised
                                                                      Options at                  In-the-Money Options at
                                                                  Fiscal Year End (#)             Fiscal Year End ($) (2)
                                                           -------------------------------      -----------------------------
                            Shares             Value
                          Acquired on        Realized
Name                      Exercise (#)       ($) (1)       Exercisable      Unexercisable       Exercisable     Unexercisable
----                      ------------       -------       -----------      -------------       -----------     -------------
Theodore J. Shoneck             -            $    -                -            67,000            $    -          $    -
David W. Smith                  -            $    -          165,000                 -            $    -          $    -
Anthony R. Drury                -            $    -           62,300            48,750            $    -          $    -
Ian H. Henderson                -            $    -           16,667            22,000            $    -          $    -
Craig C. Ramsey               833            $2,395            3,667            10,785            $    -          $    -

----------

(1) Value realized is based upon the difference between the last sale price of the Company's Common Stock on The Nasdaq Stock Market, Inc. on the dates of exercise and the exercise price of the options, multiplied by the number of shares acquired on exercise of the option.

(2) Total value of "in-the-money" unexercised options is based upon the difference between the last sale price of the Company's Common Stock on The Nasdaq Stock Market on September 25, 1998 ($2.125 per share) and each exercise price of the various "in-the-money options" held by such person, multiplied by the number of "in-the-money" option shares.

             REPORT OF THE STOCK OPTION AND COMPENSATION COMMITTEE

     The Company's compensation policy with respect to its executive officers reflects two basic principles. First, compensation should, to a significant extent, reflect the financial performance of the Company. Second, a portion of an executive officers' compensation should provide long-term incentives that will tie long-term rewards for the executive officers to increases in stockholder values. The Company has traditionally attempted to effect its compensation policy through three separate components: salary, bonus and stock options.

  Annual Compensation

     Annual cash compensation is comprised of a base annual salary and a bonus award. Annual adjustments in base salaries typically are made effective at the beginning of the fiscal year for which they are intended to apply and therefore reflect in large part prior year's business and individual performance achievements. The Committee generally establishes annual salaries by evaluating individual performances and the level of the executive's responsibility and experience. In addition, the Committee considers marketplace valuations of comparable executives of other companies in related industries, comparable in size with the Company, although salary determinations have not been based upon any specific criteria of compensation. Nevertheless, the members of the Stock Option and Compensation Committee, who either are affiliated with venture capital firms (Mr. Pinkas) or a NYSE company (Mr. Erdekian) and have experience in setting compensation for companies in similar stages of development, believe that salaries of the Company's executive officers in fiscal 1998 were appropriate, considering the scope of the Company's operations and the respective responsibilities and achievements of the executive officers. Neither Mr. Smith nor any other executive officer received any increase to their annual salary on account of the Company's financial performance for fiscal 1997. Mr. Shoneck was hired in December 1997 as Chief Operating Officer. In April 1998, Mr. Shoneck was promoted to President and Chief Operating Officer of the Company after the resignation of Mr. Smith. At that time, the compensation packages for Mr. Shoneck and Mr. Drury were reviewed and adjusted to account for the additional responsibilities assumed by each upon Mr. Smith's resignation.

Mr. Shoneck entered into a letter agreement with the Company that provided for an increase in his annual salary to $170,000 for fiscal 1998. Mr. Drury also entered into a letter agreement with the Company that increased his annual salary by approximately nine percent to $140,000 for fiscal 1998 to reflect the Company's commitment to continuity of management. For fiscal 1998, there were no salary increases for the executive officers except as noted above.

     Bonus awards are made pursuant to criteria established toward the beginning of each fiscal year. A portion of the bonus, which comprised approximately 70% of the maximum bonus payable during the 1998 fiscal year, is non-discretionary and in 1998 was based upon the Company's achievement of specified levels of net income determined by the Committee. The amount of bonus is subject to minimum and maximum specified levels of net income. The Company incurred a net loss during fiscal 1998; accordingly, the non-discretionary bonuses were not paid to any of the executives.

     The remaining portion of the bonus is discretionary and is based on the Committee's judgment concerning the achievement by the executive officer of certain stated objectives specifically related to that executive's functional responsibilities. The executive officers received a range from 21% to 94% of the discretionary bonuses, based upon the Committee's assessment of the level of achievement with respect to the stated objectives. Mr. Smith did not earn any discretionary bonus for fiscal 1998 on account of his resignation in April 1998. The discretionary bonuses for Messrs. Shoneck and Drury were primarily based on their efforts in negotiating the sale of the Company's screen printer business, SMTech Limited.

  Long Term Compensation - Stock Options

     The stock option component of the executive officers' compensation package is designed to provide incentive for the enhancement of stockholder value, as the full benefit of stock option grants will be realized only by appreciation in per share values over several years. In this regard, options have been granted at fair market value on the date of grant and vest in four equal annual installments with the exception of the December 1997 grant to Mr. Shoneck which vests in five equal annual installments. The number of shares subject to each grant is set at a level intended to create an opportunity for stock ownership based on the officer's current position with the Company and the individual's personal performance in recent periods. In connection with the letter agreements signed by both Messrs. Shoneck and Drury, 40,000 and 20,000 additional options, respectively, were granted to them. Upon his joining the Company as the Chief Operating Officer, the Committee granted Mr. Shoneck 20,000 options which vests in five equal annual installments. In addition, Messrs. Smith and Shoneck and the other executive officers received options as part of the annual granting of options to employees of the Company by the Committee in March 1998. The options granted to each executive officer is detailed in the Option Grants in Last Fiscal Year table. As part of Mr. Smith's severance agreement, the Committee extended the vesting termination date for Mr. Smith's outstanding stock options from April 3, 1998 to April 3, 1999.

  Deferred Compensation Plan

     The Company maintained a deferred compensation plan, pursuant to which certain executive officers could elect to defer a portion of their annual compensation. The Committee terminated this plan in September 1998 at the request of the participants and the funds were distributed to the participating executives.

  Qualifying Executive Compensation for Deductibility under Provisions of the Internal Revenue Code

     The Internal Revenue Code of 1986, as amended (the "Code"), provides that a publicly held corporation generally may not deduct compensation for its chief executive officer or each of certain other executive officers to the extent that such compensation exceeds $1,000,000 for the executive. The Committee intends to take such actions as are possible and appropriate to qualify compensation paid to executives for deductibility under the Code. In this regard, the Committee notes, however, that base salary and bonus levels are expected to remain well below the $1,000,000 limitation in the foreseeable future.

                    VAHRAM V. ERDEKIAN      ROBERT P. PINKAS

                            STOCK PERFORMANCE GRAPH

     The graph below compares the cumulative total stockholder return of the Company with the cumulative total return on the S & P 500 Stock Index and the Hambrecht & Quist Technology Index. Information relating to the Company begins on October 1, 1993.

                  COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
              AMONG QUAD SYSTEMS CORPORATION, THE S & P 500 INDEX
                   AND THE HAMBRECHT & QUIST TECHNOLOGY INDEX


                                [ GRAPH CHART ]


                                                            CUMULATIVE TOTAL RETURN
                                           -------------------------------------------------------
                                            9/93     9/94      9/95      9/96      9/97      9/98
                                            ----     ----      ----      ----      ----      ----

QUAD SYSTEMS CORPORATION................   100.00   101.75     64.04     64.91     57.46     15.35
S & P 500...............................   100.00   103.69    134.53    161.89    227.37    247.93
HAMBRECHT & QUIST TECHNOLOGY............   100.00   114.13    200.10    219.66    327.51    304.30



    $100 invested on 9/30/93 in stock or index -- including reinvestment of dividends. Fiscal year ending September 30.


          PROPOSAL TO AMEND THE COMPANY'S EMPLOYEE STOCK PURCHASE PLAN

     On February 16, 1995, the Company's stockholders approved the Quad Systems Corporation Employee Stock Purchase Plan (1995) (the "Stock Purchase Plan"). The Stock Purchase Plan is intended to provide employees of the Company and its subsidiaries with a method to acquire an equity interest in the Company through the purchase of shares of the Company's Common Stock, at discounted prices, using payroll deductions. Although the Stock Purchase Plan is an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"), the Stock Purchase Plan is not a "qualified deferred compensation plan" under Section 401(a) of the Code and is not subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA").

     The Board of Directors has amended the Plan, subject to stockholder approval, to increase the aggregate maximum number of shares of Common Stock, which may be sold under the Plan from 150,000 to 300,000 shares. All but 21 shares have been sold under the Plan. The Board of Directors believes that in order to continue to allow the Company's employees to purchase the Company's Common Stock, an increase in the maximum number of shares is appropriate and desirable.

     The material features of the Stock Purchase Plan are as follows:

     1. Number of Shares. The aggregate maximum number of shares reserved for issuance under the Stock Purchase Plan is 300,000 shares (to be increased from the current 150,000 share maximum if the amendment is approved), subject to adjustment upon the occurrence of stock dividends, stock splits, recapitalization or certain other capital adjustments that cause an increase or decrease in the number of issued and outstanding shares of Common Stock. No more than 30,000 shares of Common Stock will be available for purchase under the Stock Purchase Plan during each six-month offering period. As of January 11, 1999, the closing price per share on The Nasdaq National Market, Inc. for the Common Stock was $2.75 and the aggregate market value of the additional 150,000 shares of Common Stock available for purchase under the Stock Purchase Plan was $412,500. Because shares available for purchase under the Stock Purchase Plan may be purchased at a purchase price of 85% of the fair market value of the shares on the first day of the offering period or the day of purchase, whichever is lower, assuming that all 30,000 shares available for purchase in the first six-month offering period were to be purchased on January 11, 1999 and assuming that such price on such date was the lowest price during the offering period, participants in such purchase would receive an aggregate benefit of $12,375, while the Company would receive cash proceeds from such purchases of $70,125.

     2. Administration and Operation. The Stock Purchase Plan is currently administered by the Company's Board of Directors, but may be administered by a stock purchase plan committee appointed by the Board of Directors (the "Stock Purchase Plan Committee"). Members of the Board of Directors who are eligible to participate in the Stock Purchase Plan may not vote on any matter affecting the administration of the Stock Purchase Plan. If a Stock Purchase Plan Committee is later established, no member of the Board who is eligible to participate in the Stock Purchase Plan may be a member of the Stock Purchase Plan Committee. All questions of interpretation or application of the Stock Purchase Plan are determined by the Board of Directors, whose decisions are final and binding upon all participants.

     The Stock Purchase Plan is based on six-month offering periods that begin June 1 and December 1 of each year. An eligible employee may authorize payroll deductions not to exceed the lesser of 25% of such person's compensation or $6,250 during each six-month offering period, subject to certain other limitations set forth in the Stock Purchase Plan and summarized below. At the end of each six-month offering period, the deductions are applied to purchase shares of Common Stock. The employee need not participate in any offering period, but may not join in the current offering period after the enrollment date has passed.

     3. Eligibility. Any regular employee of the Company and its participating subsidiaries (which employee's customary employment is at least 20 hours per week and more than five months per year) is eligible to participate in the Stock Purchase Plan, beginning with the first offering period following the six month anniversary of such employee's date of hire. As of January 11, 1999, 230 employees of the Company would have been eligible to participate in the Stock Purchase Plan. Within the maximum purchase limit described in Paragraph 6 below, the number of shares purchased by an employee will depend upon the market price of the Common Stock on the first business day of the offering period and the last business day of the offering, and the cumulative amount of the employee's contributions at the end of the offering period. On the last day of the offering period, the employee's contribution will be used to purchase whole shares of Common Stock at the purchase price defined in the Stock Purchase Plan.

     4. Term of Plan. The Stock Purchase Plan provides that no shares may be purchased under it after March 31, 2000.

     5. Purchase Price. The purchase price per share of Common Stock will be equal to 85% of the fair market value of the Common Stock on either the first day of the offering period, or the day of the purchase, whichever is lower. Fair market value is determined by the Board or the Stock Purchase Plan Committee, as provided in the Stock Purchase Plan, which in general will be by reference to reported transactions in the Common Stock for the day in question. No fractional shares will be purchased and any remaining cash will automatically stay in an employee's account until the next offering period (unless the employee withdraws from the Stock Purchase Plan, in which case the cash will be returned to the employee).

     6. Special Rules for Certain Employees. Notwithstanding the foregoing, under the Code, regardless of the terms of the Stock Purchase Plan, in no event may an employee participate in the Stock Purchase Plan to the extent that such employee would own 5% or more of all of the outstanding Common Stock of the Company after the offering period or would be entitled to purchase more than a total of $25,000 in fair market value of Common Stock under all "employee stock purchase plans" of the Company in any calendar year. The maximum number of shares any one employee may purchase during a single offering period is determined by dividing $12,500 by the fair market value of a share of Common Stock on the first day of an offering period.

     7. Payment. An employee makes payment for the shares purchased under the Stock Purchase Plan by making contributions through payroll deductions, of any amount, up to 25% (or such lower percentage as may be set by the Board of the Directors or the Stock Purchase Plan Committee), but not less than 1% of an employee's compensation (defined to include all forms of payment for services), subject to an over-all limit of $6,250 in contributions during each six-month offering period. Employees may not make cash contributions to the Stock Purchase Plan in addition to their payroll deductions. The employee must be employed on the purchase date to purchase shares of Common Stock and if employment terminates for any reason, including retirement or death, the employee will be withdrawn from the Stock Purchase Plan immediately and the payroll deduction credited to the employee's account will be returned to the employee, without interest.

     8. Increasing and Decreasing Deductions; Withdrawal; Restriction on Transferability. An employee may decrease, but not increase, the rate of payroll deductions at any time during an offering period by submitting a new subscription agreement. The employee may increase the rate of payroll deductions for upcoming offering periods only during a two week "window" period before the start of a new offering period. The number of times the employee may change such deductions may be limited, however, by the Board of Directors or the Stock Purchase Plan Committee. An employee may withdraw from the Stock Purchase Plan at any time by completing a notice of withdrawal and submitting it to the Company prior to the end of an offering period. If an employee withdraws, the employee cannot rejoin until the next offering period, by submitting a new subscription agreement. Partial withdrawals are not permitted. The employee's rights to purchase shares with payroll deductions under the Stock Purchase Plan are not transferable to any other person.

     9. Treatment of Shares Purchased. The shares purchased by an employee under the Stock Purchase Plan will be held in an investment account, with the employee having the right at any time to withdraw all or any portion of the shares credited to the employee's account by giving written notice to the Company. If, however, the shares remain in the employee's investment account, all cash dividends paid with respect to the shares, if any, will be retained and used to purchase additional shares under the Stock Purchase Plan, subject to the provisions and limitations of the Stock Purchase Plan.

     10. Amendments to the Plan. Subject to the provisions of the Stock Purchase Plan, the Board of Directors may amend or terminate the Stock Purchase Plan, except that certain amendments require approval of the Company's Stockholders and no amendment may deprive any participant of any vested rights under the Stock Purchase Plan.

     11. Tax Aspects of the Plan. The ability of employees to purchase stock under a stock purchase plan is treated as a type of stock option right, where the option is viewed as granted at the beginning of an offering period, and where the exercise of the option occurs on the date the stock is purchased under the terms of the plan. The federal income tax consequences of the grant and exercise of stock options under an employee stock purchase plan (as defined in Section 423 of the Code) and the subsequent disposition of shares acquired under such options, are summarized below.

     The employee is not taxed at the time of the grant of his/her stock options or when shares are purchased pursuant to the exercise of the options under the Stock Purchase Plan.

     Upon the sale of shares acquired under the Stock Purchase Plan, any gain up to the 15% discount on the purchase price is taxable as ordinary compensation income, and any further gain will be taxable as a long-term capital gain and any loss will be treated as a long-term capital loss; provided that such shares are sold two years or more after the beginning of the offering period during which the shares were purchased and one year or more from the date such shares were purchased.

     If the holding period requirements for such shares are not satisfied, the difference between the price paid by the employee and the market value of the shares on the date of purchase is taxable as ordinary income in the year of the disposition and the difference between the amount received by the employee on the disposition of the shares and the market value of the shares at the date of purchase is treated as a capital gain or loss (long-term capital gain or loss if the shares have been held more than one year).

     In addition, if the holding period requirements are not met, the Company will be entitled to a tax deduction equal to the difference between the price paid by the employee and the market value of the shares at the date of purchase. If the holding period requirements are met, the Company will not be entitled to such a deduction.

                          STOCK PURCHASE PLAN BENEFITS

     The following table sets forth the benefits or amounts that will be received by or allocated to the persons listed below under the Stock Purchase Plan for the last completed Company fiscal year if the Stock Purchase Plan had then been in effect for the entire year and such persons had participated to the full extent possible. Because non-executive directors are not eligible for the Stock Purchase Plan, they have been excluded from the table. Because participants are limited to $6,250 in contributions for each six month period, each of the President and the other three executive officers are assumed to have received benefits equal to 15% of such $12,500 in contributions, with the number of shares obtained assumed to be the market price of the Company's Common Stock on January 11, 1999, divided into such contributed amounts.

                                                 Dollar Value     No. of Shares
                                                 ------------     -------------

Theodore J. Shoneck, President and
  Chief Operating Officer                        $   1,875.00           681

Anthony R. Drury, Senior Vice President,
  Finance and Chief Financial Officer            $   1,875.00           681

Ian H. Henderson, Senior Vice President,
  European Operations                            $   1,875.00           681

Craig C. Ramsey, Senior Vice President,
  Marketing                                      $   1,875.00           681

Executive Group                                  $   7,500.00         2,724

Non-Executive Officer Employee Group             $  75,000.00        27,240

All Participating Employees, as a Group           $ 82,500.00        29,964

     The affirmative vote of the holders of a majority of the Company's Common Stock present at the meeting in person or by proxy is required to amend the Stock Purchase Plan. Abstentions will be counted as present at the meeting (i.e., the number of affirmative votes must exceed the combined number of "no" votes and abstentions). Broker non-votes will not be counted as shares present at the meeting.

      THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" THE PROPOSAL TO AMEND
                            THE STOCK PURCHASE PLAN

                  INFORMATION CONCERNING INDEPENDENT AUDITORS

     The Board of Directors has selected the firm of Ernst & Young LLP to serve as independent auditors for the Company for the current fiscal year. Representatives of Ernst & Young LLP are expected to be present at the meeting and will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

                  STOCKHOLDER PROPOSALS - 2000 ANNUAL MEETING

     Under Rule 14a-8 of the Securities Exchange Act of 1934, as amended ("Rule 14a-8") proposals of stockholders intended to be presented at the Company's Annual Meeting of Stockholders in 2000 must be received by October 1, 1999 to be considered for inclusion in the Company's Proxy Statement and form of proxy relating to that annual meeting. Alternatively, stockholders who submit a proposal for consideration by the Company outside the processes established by Rule 14a-8 must do so by December 21, 1999 or face the possibility that management proxies may use their discretionary voting authority if and when any such proposal is raised at the 2000 Annual Meeting of Stockholders, without any discussion of the matter at the meeting. If the 2000 Annual Meeting of Stockholders date is more than 30 days away from the anniversary of the 1999 Annual Meeting date, the Company will disclose changes in the October 1 and December 21 deadlines above in its earliest possible report on Form 10-Q. Shareholder proposals should be directed to the Company's Secretary, at the address of the Company set forth on the first page of this Proxy Statement.


                            SOLICITATION OF PROXIES

     The accompanying form of proxy is being solicited on behalf of the Board of Directors of the Company. The Company will pay the expense of solicitation of proxies for the meeting. In addition to the mailing of the proxy material, such solicitation may be made in person or by telephone or telecopy by directors, officers or regular employees of the Company.

                                             By Order of the Board of Directors

                                             ROBERT P. PINKAS
                                             Secretary

February 3, 1999

                                      PROXY
                            QUAD SYSTEMS CORPORATION
             2405 Maryland Avenue, Willow Grove, Pennsylvania 19090

           This Proxy is Solicited on Behalf of the Board of Directors

     The undersigned stockholder of QUAD SYSTEMS CORPORATION hereby constitutes and appoints THEODORE J. SHONECK and ANTHONY R. DRURY, and each of them acting individually, as the attorney and proxy of the undersigned, with full power of substitution, for and in the name and stead of the undersigned, to attend the Annual Meeting of Stockholders (the "Meeting") to be held at Williamson's Restaurant, Route 611 and Blair Mill Road, Horsham, Pennsylvania, on March 9, 1999, at 10:00 a.m., and any adjournment or postponement thereof, and thereat to vote all shares of Common Stock of QUAD SYSTEMS CORPORATION held by the undersigned which the undersigned would be entitled to vote if personally present, with respect to the matters described on the reverse side of this proxy card:

                         (To be Signed on Reverse Side)

Please mark your votes as in this example. [ X ]

1. ELECTION OF DIRECTORS

  [   ]  FOR all nominees listed at right      Nominee(s):  Vahram V. Erdekian,
                                                            Robert P. Pinkas,
  [   ]  WITHHOLD AUTHORITY                                 Lorin J. Randall,
         to vote for nominee(s)                             David H. Young


INSTRUCTIONS: To withhold your vote for any individual nominee(s), write the name of the person(s) for whom your vote is withheld on the line immediately below. If the "Withhold Authority" box is marked and you do not provide any individual name(s) below, you will withhold authority to vote for all nominees as a group.

------------------------------------------------------------------------------

------------------------------------------------------------------------------

2. Proposal to amend the Company's Employee Stock Purchase Plan to increase the number of shares issuable under such plan.

  [   ]  FOR

  [   ]  AGAINST

  [   ]  ABSTAIN


3. Upon such other matters as may properly come before the Meeting or any adjournment or postponements thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned. If no direction is made, the shares will be voted "FOR" the election of the listed nominees for director and "FOR" the proposal to amend the Company's Employee Stock Purchase Plan. This Proxy also delegates discretionary authority to vote with respect to any other business that may properly come before the Meeting or any adjournment or postponement thereof.

PLEASE SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING, PROXY STATEMENT AND ANNUAL REPORT OF QUAD SYSTEMS CORPORATION.

--------------------------------------------------------------------------------
SIGNATURE                                                           DATED

--------------------------------------------------------------------------------
SIGNATURE IF JOINTLY OWNED                                          DATED

Note: Please sign your name exactly as it appears hereon. When signing as attorney-in-fact, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If signer is a corporation, please sign in full corporate name by duly authorized officer or officers and affix the corporate seal.